Union Security Insurance Company:

Product	File No.
EmPower	333-43805
Masters	033-63799
Masters +	033-63799

Union Security Life Insurance Company of New York:

Product	File No.
Masters	333-14761

Supplement Dated August 22, 2007 to the Prospectus Dated May 1, 2007

Supplement Dated August 22, 2007 to the Prospectus Dated May 1, 2007

On September 25, 2007, shareholders will vote on the proposed reorganization of Hartford International Stock HLS Fund into Hartford International Opportunities HLS Fund. If the proposed reorganization is approved, all assets of Hartford International Stock HLS Fund will be transferred into Hartford International Opportunities HLS Fund. Shareholders of Hartford International Stock HLS Fund will receive shares of Hartford International Opportunities HLS Fund. If approved by the shareholders, the reorganization is scheduled to take place at the close of business on or about October 12, 2007.

As a result, if any of your Contract Value is currently invested in the Hartford International Stock HLS Fund Sub-Account, that Contract Value will be merged into the Hartford International Opportunities HLS Fund Sub-Account. If any portion of your future premium payments is allocated to the Hartford International Stock HLS Fund Sub-Account, you may redirect that allocation to another Sub-Account available under your Contract. Effective as of the close of business on or about October 12, 2007, any transaction that includes an allocation to the Hartford International Stock HLS Fund Sub-Account will automatically be allocated to the Hartford International Opportunities HLS Fund Sub-Account. Effective as of the close of business on or about October 12, 2007, unless you direct us otherwise, if you are enrolled in any DCA, DCA Plus, InvestEase, Asset Rebalancing Program or other administrative program that includes transfers of Contract Value or allocation to the Hartford International Stock HLS Fund Sub-Account, your enrollment will automatically be updated to reflect the Hartford International Opportunities HLS Fund Sub-Account.

In the event that the proposed reorganization is approved, all references and information contained in the prospectus for your Contract related to the Hartford International Stock HLS Fund are deleted.

This supplement should be retained with the prospectus for future reference.

HV6131